Exhibit 10.2
RESTRICTED STOCK UNIT AWARD AGREEMENT
COMMERCIAL METALS COMPANY
2006 LONG-TERM EQUITY INCENTIVE PLAN
Pursuant to the Commercial Metals Company 2006 Long-Term Equity Incentive Plan (the “Plan”) for employees of Commercial Metals Company, a Delaware corporation (the “Company”) and its Subsidiaries,

(the “Participant”)
has been granted a Restricted Stock Unit Award in accordance with Section 6.6 of the Plan.
     1. Terms of Award. The number of shares of Common Stock that may be delivered to the Participant under this Award Agreement (this “Agreement”) is                      (the “Awarded Units”). The Date of Grant of this Award is May      , 2009. Each Awarded Unit represents the right to receive delivery of one share of the Company’s Common Stock as herein provided
     2. Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of this Agreement, this Agreement shall control. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.
     3. Vesting; Timing of Delivery of Shares. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Units shall be vested as follows:
     a. All of the Awarded Units shall vest upon the following (i) for 20 consecutive Trading Days between the Date of Grant and May 19, 2012, the closing price of the Common Stock on the Principal Market is at least $30 per share (as adjusted during such period pursuant to Article 11 of the Plan) and the Company ranks at or greater than the 50th percentile on a Total Stockholder Return basis as compared to its Peer Group with the Total Stockholder Return being based on the average of the closing prices on the Principal Market for each Trading Day for the month of December 2008 versus the average of the closing prices on the Principal Market for each Trading Day for the month of December 2011; or (ii) for 20 consecutive Trading Days between the Date of Grant and May 19, 2012, the closing price of the Common Stock on the Principal Market is at least $24 per share (as adjusted during such period pursuant to Article 11 of the Plan) and the Company ranks at or greater than the 80th percentile on a Total Stockholder Return basis as compared to its Peer Group with the Total Stockholder Return being based on the average of the closing prices on the Principal Market for each Trading Day for the month of December 2008 versus the average of the closing prices on the Principal Market for each Trading Day for the month of December 2011.
     b. The determination of whether any vesting criteria have been met is to be made by the Committee in a manner consistent with prior practice.

     c. For purposes of this Agreement, the following terms shall have the meanings set forth below:
     “Peer Group” means the following companies: AK Steel Holding Corporation, Allegheny Technologies Incorporated, Gerdau Ameristeel Corporation, Mueller Industries, Inc., Nucor Corporation, Reliance Steel & Aluminum Co., Schnitzer Steel Industries, Inc., Sims Metal Management Limited, Steel Dynamics, Inc., The Timken Company, United States Steel Corporation, and Worthington Industries. If between the Date of Grant and December 31, 2011, any member of the Peer Group for any reason is no longer a public company with common stock listed for trading, then such member shall not be considered a member of the Peer Group for any calculations related to this Agreement. If at least 25% of the companies that constitute the original Peer Group cease to be public companies with common stock listed for trading between the Date of Grant and December 31, 2011, the Committee has the right to add additional companies to the Peer Group; provided, however, the Peer Group shall not consist of more than twelve companies.
     “Principal Market” means the New York Stock Exchange, or if the Common Stock is not traded on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the NYSE AMEX or any successor exchanges.
     “Total Stockholder Return” is a comparative valuation using a per share price at the beginning of the period compared to a per share price at the end of the period with cash dividends assumed to purchase additional fractional shares at the closing price as of the ex-dividend date.
     “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities market on which the shares of the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York, New York time).
     Notwithstanding the foregoing, the vesting of all Awarded Units shall automatically accelerate in full upon (i) the Participant’s death; (ii) the Participant’s Termination of Service as a result of his Total and Permanent Disability; or (iii) the occurrence of a Change in Control.
     Subject to the conditions hereinafter set forth, upon the vesting of Awarded Units, or as soon as practical following vesting, and in no event, later than 60 days after vesting of Awarded Units, the Company shall deliver to the Participant or the Participant’s personal representative a number of shares of Common Stock equal to the aggregate number of vested Awarded Units credited to the Participant. Shares of Common Stock shall only be delivered under this Section 3 if the Participant or Participant’s personal representative has made appropriate arrangements with the Company in accordance with Section 15.6 of the Plan for applicable taxes which are required to be withheld under federal, state or local law or the tax withholding requirement has otherwise been satisfied.
     4. Forfeiture of Awarded Units. Awarded Units that are not vested in accordance with Section 3 shall be forfeited on the earlier of the date of the Participant’s Termination of Service or May 19, 2012. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Awarded Units shall cease and terminate, without any further obligations on the part of the Company.
     5. Restrictions on Awarded Units and Rights of a Stockholder. Awarded Units represent a promise by the Company to deliver shares of Common Stock to the Participant upon the terms provided herein. Awarded Units that are not vested in accordance with Section 3 and which are subject to forfeiture in accordance with Section 4 shall be subject to the terms, conditions, provisions, and limitations of this Section 5. The Participant will have no rights as a stockholder (including, without limitation, the right to vote) except as specifically provided in this Section 5, with respect to any shares of Common Stock covered by this Agreement until the issuance of a certificate or certificates to the Participant for the shares. Except as otherwise provided in Article 11 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates. Subject to the provisions of the Plan and the other terms of this Agreement, from the Date of Grant until the date shares of Common Stock are delivered to the Participant under the Awarded Units (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign any of the Awarded Units or any shares of Common Stock that may be delivered under the Awarded Units.
     6. Book Entry or Certificate Issuance of Shares and Legend. All shares of Common Stock delivered under the Awarded Units shall be subject to the terms of this Agreement and shall be represented by, at the option of the Company, either book entry registration in the Company’s direct registration services (“DRS”) or by a certificate or certificates. All shares of Common Stock delivered under the Awarded Units that are issued in certificate form shall bear the legend first described below. All shares of Common Stock delivered under the Awarded Units that are issued in book entry DRS form shall be subject to the same restrictions described in the legend first described below.
     The following legend shall be placed on all certificates representing shares of Common Stock delivered under Awarded Units:
On the face of the certificate, the following legend shall be inserted on a certificate evidencing Common Stock issued under the Awarded Units if the shares were not issued in a transaction registered under the applicable federal and state securities laws:
“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”
On the reverse, the following legend shall be inserted on a certificate evidencing Common Stock issued under the Awarded Units if the shares were not issued in a transaction registered under the applicable federal and state securities laws:
“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

     All shares of Common Stock delivered under the Awarded Units that are owned by the Participant shall be subject to the terms of this Agreement and, if the shares were not issued in a transaction registered under the applicable federal and state securities laws, shall be represented by a certificate or certificates bearing the foregoing legend.
     7. Delivery of Certificates. Certificates for shares of Common Stock delivered under Awarded Units shall be delivered to the Participant after, and only after, the Restriction Period has expired without forfeiture pursuant to Section 4 by either delivery of certificated shares or book entry DRS registration.
     8. Spouse Bound. The spouse of the Participant individually is bound by, and such spouse’s interest, if any, in any Awarded Units is subject to, the terms of this Agreement.
     9. Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.
     10. Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he will not acquire any shares of Common Stock, and that the Company will not be obligated to issue any shares of Common Stock to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules, and regulations.
     11. Investment Representation. Unless the Common Stock is issued to him in a transaction registered under applicable federal and state securities laws, by his execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be acquired hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.
     12. Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his review by the Company, and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.
     13. Law Governing; Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state). Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or convenience of forum, agrees that all claims in respect of the proceedings shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.
     14. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ of the Company or any Subsidiary, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee at any time.
     15. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.
     16. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.
     17. Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.
     18. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. No person or entity shall be permitted to acquire any Awarded Units without first executing and delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained in Section 5 hereof.
     19. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the preceding sentence, the Company may amend the Plan or revoke the Awarded Units to the extent permitted by the Plan.
     20. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

     21. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
     22. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:
     a. Notice to the Company shall be addressed and delivered as follows:
Commercial Metals Company
6565 N. MacArthur Blvd., Suite 800
Irving, TX 75039
Attention: General Counsel
Facsimile: (214) 689-4326
     b. Notice to the Participant shall be addressed and delivered as set forth on the signature page.
     23. Tax Requirements. The Participant is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement. The Company or, if applicable, any Subsidiary (for purposes of this Section 23 the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award. Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made at the election of the Participant (i) by the delivery of cash to the Company in an amount that equals (or exceeds, to the extent necessary to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting of this Award, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment (the “Share Retention Method”); or (iv) any combination of (i), (ii), or (iii). Notwithstanding anything else in the Plan or this Agreement to the contrary, if the Participant is subject to Section 16 of the Securities Exchange Act of 1934, he shall satisfy such withholding obligation under this Section 23 by the Share Retention Method, and neither the Company nor the Committee shall have any discretion to permit the satisfaction of such withholding obligation by any other means.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY: COMMERCIAL METALS COMPANY
By:
Name:
Title:

PARTICIPANT:

Signature

Name:
Address: